Exhibit 8.1

Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3000 F 312.701.2361

October 7, 2026

To the Addressees Listed

on Schedule A Hereto

Re:	VS Trust

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to the VS Trust, a Delaware statutory trust (the “Trust”), in connection with the formation and operation of the Trust and the 3x Gold ETF, the 3x Silver ETF, the 3x Bitcoin ETF the 3x Ether ETF, the 3x Crude Oil ETF, and the 3x Natural Gas ETF (each a “Fund” and together, the “Funds”). Each Fund is a series of the Trust. Each Fund seeks daily investment results, before fees and expenses, that correspond to three times (3x) the daily performance of a “Benchmark,” which is the value of the Fund’s underlying reference asset, such as gold, silver, bitcoin, ether, crude oil, or natural gas (a “Reference Asset”), as measured by the daily changes in the price of a specified portfolio of short-term futures contracts on the applicable Reference Asset (together, a Fund’s “Investment Objective”). The Fund seeks its Investment Objective for a single day, not for any other period. A “single day” is measured from the time the Fund calculates its net asset value (“NAV”) to the time of the Fund’s next NAV calculation.

We have been asked for our opinion as to whether the Funds should be treated as partnerships for U.S. federal income tax purposes.

In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering such opinions, including but not limited to the examination of the Trust Agreement of VS trust and the Prospectus for the VS Trust salle of Common Units of Beneficial Interests (such documents, the “Transaction Documents”).

In rendering the opinions set forth below, we have assumed that: (i) each Transaction Document has been duly authorized by each party thereto; (ii) each Transaction Document has been duly executed and delivered by each party thereto; (iii) each party to each Transaction Document has the requisite power and authority (corporate, partnership, or other) to execute, deliver, and perform each Transaction Document to which it is a party; (iv) each Transaction Document constitutes a legal, valid, and binding agreement of the parties to such Transaction Document enforceable against such parties in accordance with its terms; (v) each of the parties to the Transaction Documents will duly comply with the terms of the relevant Transaction Documents; and (vi) the parties to the Transaction Documents will conduct their activities only as provided in the Transaction Documents.

VSTrust 3x Tax Opinion

To the Addressees Listed

on Schedule A Hereto

October 7, 2026

The factual representations upon which we have relied are: (1) each Fund has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; and (2) for each taxable year, 90% or more of each Fund’s gross income has been and is expected to continue to be qualifying income.

We have relied, without independent investigation, as to factual matters on, and assumed the accuracy of (without regard to any qualifications as to knowledge or belief), the representations and warranties contained in the Transaction Documents and on certificates of public officials and of officers and other representatives of the Sponsor. In addition, we have assumed the legal capacity of all-natural persons executing the Transaction Documents and such other certificates and documents, the genuineness of all signatures thereon, the authority of all persons signing the Transaction Documents on behalf of the parties thereto, the authenticity of all documents submitted to us as originals, and the conformity to the original of all copies submitted to us as electronic mail, telecopies, photocopies, or conformed copies.

Opinions

Based on the foregoing discussion and subject to qualifications and assumptions stated herein, on the basis of our examination of the Transaction Documents and the facts and analysis herein stated, we are of the opinion that if all of the parties to the Transaction Documents comply (without waiver) with all of the provisions of the Transaction Documents,

(i)	the Fund should be treated as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes; and

(ii)	the Fund may be classified as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”),[1] but should be eligible for the exception under Section 7704(c) for publicly traded partnerships that meet certain gross income requirements.

[1]	Unless otherwise indicated, references to “Sections” in this opinion are references to sections of the Code.

To the Addressees Listed

on Schedule A Hereto

October 7, 2026

Discussion

Treatment of the Funds as Separate Business Entities

The threshold question for determining the treatment of an entity for Federal tax purposes is whether the entity is recognized as a separate entity for federal tax purposes. Treas. Reg. § 301.7701-1(a)(1) provides that the determination of whether an entity is separate from its owners for federal tax purposes is a matter of federal tax law and does not depend on whether the organization is recognized as an entity under local law. Treas. Reg. § 301.7701-1(a)(2) provides that a joint venture or other contractual arrangement may create a separate entity for Federal tax purposes if the participants carry on a trade, business, financial operation, or venture and divide the profits therefrom.

Courts have found entities for tax purposes in some co-ownership situations where the co-owners agree to restrict their ability to sell, lease or encumber their interests, waive their rights to partition property, or allow certain management decisions to be made other than by unanimous agreement among co-owners.2

An entity may be created for federal tax purposes even though a mere contractual arrangement is recognized for state law purposes. This principal has been applied to series trusts in tax authorities for over 60 years. In National Securities Series-Industrial Stocks Series v. Commissioner,3 several series that differed only in the nature of their assets were created within an open-end investment trust.4 Each series regularly issued certificates representing shares in the property held in trust and regularly redeemed the certificates solely from the assets and earnings of the individual series. The Tax Court stated that each series of the trust was taxable as a separate regulated investment company.5

[2]	Bergford v. Commissioner, 12 F.3d 166 (9th Cir. 1993); Bussing v. Commissioner, 89 T.C. 1050 (1987).

[3]	13 T.C. 884 (1949), acq., 1950-1 CB 4.

[4]	The preamble to the proposed regulations refers to the trust as a statutory trust. It is unclear from the case why this reference was made.

[5]	The statement of the court was adopted as the position of the Chief Counsel’s Office of the IRS in GCM 39211 (April 13, 1984) (considering the characterization of a fund formed by a single Massachusetts business trust). But see Union Trusteed Funds, Inc. v. Commissioner, 8 T.C. 1133 (1947), (series funds organized by a state law corporation could not be treated as if each fund were a separate corporation). Union Trusteed Funds was statutorily reversed as to its application to regulated investment companies by Section 851(g). A similar issue has been addressed in a series of private letter rulings on tracking stock or alphabet stock. See, e.g., PLR 9826030 (June 26, 1998), PLR 9802048 (Jan 9, 1998).

To the Addressees Listed

on Schedule A Hereto

October 7, 2026

Separately, the IRS previously ruled that the assets within an entity treated as a partnership for federal income tax purposes may be so economically segregated that they are more properly treated as owned by one or more partners of the partnership. In Rev. Rul. 55-39,6 the taxpayer was a general partner of a firm, which consisted of both limited and general partners. By a special provision contained in the partnership agreement, the taxpayer could direct that the sum constituting his capital account be invested, in whole or in part, in securities of his selection, the purchase price being charged to his capital account, thereby reducing to that extent the amount upon which the “interest” allowable on his capital account was computed. The taxpayer’s capital account was to be credited with any dividends, interest or other distributions received by the firm as respects such securities. The increase or decrease in the value of such securities was for his account. The securities were to be sold at his request and the proceeds credited to his capital account. The ruling also notes that because the partnership was the titled holder of the property and the partnership agreement provided that the securities were the property of the partnership, the securities would be subject to the claims of the partnership’s creditors. The ruling concluded that where the agreement provides that certain property is acquired and held for the account of a particular partner, and all of the incidents of ownership, including the right to be credited with all income and profits therefrom and all rights of control, were in him, such property should be treated as the property of the taxpayer.

Although not addressed in the ruling, it would seem to follow that, in the facts present in Rev. Rul. 55-39, if the property were held for the benefit of multiple partners, a separate partnership would be deemed to have been created (assuming that the ownership was not in the nature of a trust).

The Internal Revenue Service has also proposed regulations that would explicitly treat a series of a Delaware statutory trust as a separate business entity, if the series were created pursuant to the statute.7

Based on the existing authorities discussed above and on the positions expressed in the Proposed Regulations, each Fund should be treated as a separate entity. Because the investment strategy of each Fund would include a power to vary the investment of the shareholders to take advantage of market fluctuations, each Fund should be treated as a separate business entity.8

[6]	1955-1 CB 403.

[7]	REG-119921-09, 75 Fed. Reg. 55699 (Sept. 14, 2010).

[8]	Treas. Reg. § 301.7701-4(c).

To the Addressees Listed

on Schedule A Hereto

October 7, 2026

Classification of the Funds as Partnerships

Under Treas. Reg. § 301.7701-2, an unincorporated business entity with more than two owners is generally treated as a partnership.

Under Section 7704, in general, publicly traded partnerships are taxed as corporations for federal income tax purposes. A partnership is considered to be publicly traded if interests in the partnership are traded on an established securities market, on a secondary market or the substantial equivalent thereof. Interests in the Fund are currently traded on an established securities market.

Interests in a partnership are not considered to be readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933 and (ii) the partnership does not have more than 100 partners at any time during the taxable year of the partnership. The interests in the Funds are subject to registration under the Securities Act of 1933, and none of the Funds intend to limit the number of shareholders to less than 100.

If a partnership is publicly traded, the partnership may still not be taxed as a corporation if at least 90 percent of the gross income of the partnership consists of interest, dividends, real property rents, gain from the sale or disposition of real property, income and gain derived from the exploration, development, mining or production, processing, refining transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any mineral or natural resources (including fertilizer, geothermal energy and timber), any gain from the sale or disposition of a capital asset (or property described in Section 1231(b), held from the production of income described in this sentence and, in the case of a partnership a principal activity of which is the buying and selling of commodities (not described in Section 1221(a)(1)) or futures, forwards and options with respect to commodities, income and gain from such commodities, futures, forwards or options.

To the Addressees Listed

on Schedule A Hereto

October 7, 2026

The word “commodities” has not been defined for the purposes of Section 7704. In construing a statute, words are given their ordinary, plain meaning unless defined otherwise.9 The Internal Revenue Service, in Revenue Ruling 73-158, has interpreted the “ordinary financial sense” of the word “commodities” to include all products that are traded in and listed on commodities exchanges located in the United States. Furthermore, under Revenue Ruling 73-158, the word “commodities” includes the actual commodity and commodity futures contracts. Futures, forwards, and options in regard to bitcoin, are traded on commodities exchanges in the United States,10 so bitcoin would be a commodity as interpreted by Revenue Ruling 73-158.

The Commodity Futures Trading Commission (“CFTC”) has interpreted “commodities” to include cryptocurrencies and at least one court has confirmed that cryptocurrencies fall well within the category of goods and articles in which contracts for future delivery are presently or in the future dealt in.11

The Funds intends to have a principal activity be buying and selling gold, silver, bitcoin, ether, crude oil and natural gas and futures, forwards, or options on gold, silver, bitcoin, ether, crude oil and natural gas. Applying the definitions of commodities in Revenue Ruling 73-158 and adopted by the CFTC, the Funds would have a principal activity of buying and selling commodities, and futures, forwards, or options on commodities. The Funds does not intend to hold commodities or futures, forwards, or options on commodities as inventory.

However, in general, the income exception does not apply to partnerships that would be classified as regulated investment companies if they were corporations. In general, a partnership would be classified as a regulated investment company if it were a corporation if the partnership is required to register under the Investment Company Act of 1940, as amended, as a management company or a unit investment trust.

[9]	BedRoc Ltd., LLC v. United States, 541 U.S. 176, 183, 124 S. Ct. 1587, 1593, 158 L. Ed. 2d 338 (2004) (quoting Connecticut Nat’l Bank v. Germain, 503 U.S. 249, 253–54, 112 S. Ct. 1146, 1149, 117 L. Ed. 2d 391 (1992)).

[10]	See, e.g., https://www.cmegroup.com/markets/cryptocurrencies.html#explore-our-cryptocurrency-products; https://www.cftc.gov/PressRoom/PressReleases/7654-17.

[11]	The CFTC first established the position that bitcoin and other cryptocurrency were commodities through enforcement actions settling alleged violations of the Commodity Exchange Act. See, e.g., In the Matter of: Coinflip, Inc., d/b/a Derivabit, and Francisco Riordan, CFTC Docket No. 15-29 (Sept. 17, 2015) (consent order) and In re BFXNA INC. d/b/a BITFINEX, CFTC Docket No. 16-19 (June 2, 2016) (consent order). The CFTC successfully litigated before federal courts the position that cryptocurrencies such as bitcoin are commodities. See, e.g., CFTC v McDonnell and CabbageTech, Corp., 18-CV-361 (E.D.N.Y. Mar. 6, 2018) and CFTC v My Big Coin Pay, Inc., 18-cv-10077-RWZ (D. Mass. Sept. 26, 2018).

To the Addressees Listed

on Schedule A Hereto

October 7, 2026

Because the Funds would not be eligible to register under the Investment Company Act of 1940, the Funds should be eligible to make use of the income exception under Section 7704(c) to treatment of a publicly traded partnership as taxable as a corporation.

Limitations

The foregoing opinions are based on current provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change. There can be no assurance that existing law will not change or that contrary positions will not be taken by the Internal Revenue Service. Any such change might be retroactive and might affect the opinions set forth above.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter is rendered as of the date hereof and we undertake no obligation to update the opinions expressed herein after the date of this letter or advise you of changes in the event there is any change in any legal authorities, facts, representations, warranties, covenants, certifications and assumptions or Transaction Documents on which this opinion letter is based (including the taking of any action by any party to the documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of these items upon which we have relied in rendering this opinion letter, unless we are specifically engaged to do so.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and the reference to this letter and to us under the heading “United States Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

To the Addressees Listed

on Schedule A Hereto

October 7, 2026

This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

/s/ Chapman and Cutler LLP
Chapman and Cutler LLP

Chapman and Cutler LLP 320 South Canal Street, 27th Floor Chicago, Illinois 60606 T 312.845.3000 F 312.701.2361

Schedule A

VS TRUST

3x Gold ETF (GLDU)
3x Silver ETF (SLVK)
3x Bitcoin ETF (BITH)
3x Ether ETF (ETHK)
3x Crude Oil ETF (OILY)
3x Natural Gas ETF (NATX)

VSTrust 3x Tax Opinion